Exhibit 99.1

40 Enterprise Boulevard

PO Box 9300

Bozeman, MT 59718-9300

406.522.4200 P

406.522.4227 F

FOR IMMEDIATE RELEASE

For Further Information, Contact:
Investor Relations:	Corporate Communications:
Todd Friedman or Stacie Bosinoff	Jason Treu
The Blueshirt Group	RightNow Technologies
415.217.5869/5868	972.232.3977 Desk
todd@blueshirtgroup.com	214.893.3096 Cell
Stacie@blueshirtgroup.com	jtreu@rightnow.com

RIGHTNOW TECHNOLOGIES REPORTS

THIRD QUARTER 2005 FINANCIAL RESULTS

BOZEMAN, MONT. (October 24, 2005)—RightNow® Technologies, Inc. (NASDAQ: RNOW), a leading provider of on demand CRM software solutions, today announced results for the third quarter ended September 30, 2005.  RightNow reported consolidated revenue of $23.2 million for the third quarter of 2005, an increase of 41 percent from the third quarter of 2004. This represents the 31st consecutive quarter of revenue growth for RightNow.

Net income in the third quarter of 2005 was $2.3 million, or $0.07 per diluted share, compared to net income of $1.4 million, or $0.05 per diluted share, in the third quarter of 2004.

For the nine months ended September 30, 2005, RightNow reported revenue of $62.6 million and diluted earnings per share of $0.14, as compared to year-ago revenue of $44 million and diluted earnings per share of $0.08.

At September 30, 2005 deferred revenue totaled $63.8 million, or 43 percent more than one year earlier.  Cash from operations for the nine months ended September 30, 2005 was $11.1 million as compared to $3.4 million for the similar period of 2004.

“The CRM market is undergoing revolutionary change, as companies both large and small are realizing the benefits that on demand solutions deliver,” Greg Gianforte, founder and chief executive officer of RightNow, said.  “Not only is on demand a disruptive force in all IT departments, but the product confusion created by the Oracle/PeopleSoft/JD Edwards/Retek/Siebel combination has created a leadership and technology vacuum among large enterprises looking to adopt CRM solutions that RightNow is uniquely capable of filling.

“RightNow’s record revenue in the third quarter was driven by the strength and scalability of our product suite, which is gaining momentum across a diverse universe of industries and companies.  We are especially encouraged by our success establishing beachheads in large businesses, and then earning the right to expand those deployments through our award-winning technology and unmatched focus on customer satisfaction.  We believe that our growth thus far in 2005 is a result of our unique focus and willingness to be accountable for our customers’ success, and we are optimistic about our growth opportunities for the rest of 2005 and beyond.”

RightNow added more than 90 new customers in the third quarter of 2005.  New, renewed and expanded customer relationships during the quarter included Aflac, Department of Homeland Security, Enterprise Rent-A-Car, Nationwide Building Society, Sage UK Ltd, Telstra Mobiles, and the University of New Mexico.

“Our business model continues to draw strength from our industry-leading customer retention rate of more than 90%, which drives higher profitability and allows us to reach a wider potential audience through strong customer referrals.  We ended the quarter with more than 1,400 active customers, notable especially for the growing number of large enterprise customers in the mix. Our year-to-date operating cash flow has also increased by more than 220% over the prior year,” Susan Carstensen, chief financial officer of RightNow, said.

Guidance

•                  For the fourth quarter of 2005, assuming a target mix of 50% to 60% recurring revenue, 20% to 25% perpetual revenue, and 20% to 25% professional services revenue, total revenue is expected to be in the range of $23 to $24 million.  EPS is expected to be in the range of $0.02 to $0.04 cents.

•                  For the full year 2005, revenue is expected to be in the range of $85.5 to $86.5 million, and EPS in the range of $0.16 to $0.18 cents.

•                  The Company will provide 2006 guidance in its quarterly conference call.

Quarterly Conference Call

RightNow Technologies will discuss its quarterly results via teleconference at 4:30 p.m. (ET)/2:30 p.m. (MT) today, October 24, 2005. To access the call, please dial (800) 810-0924 at least five minutes prior to the start time.  An audio webcast of the call will also be available at www.shareholder.com/rnow/medialist.cfm. A replay of today’s conference call will be available by calling (888) 203-1112, or on the company Web site at www.rightnow.com, under the Investor Webcasts menu, by 5:30 p.m. (MT) on October 24, 2005.  The replay will be available through Monday, November 7, 2005.

Historical Financial and Supplementary Information

Current quarter consolidated financial statements are included with this press release.  To view the company’s historical quarterly consolidated financial statements and supplementary data, please visit www.rightnow.com.

About RightNow Technologies, Inc.

RightNow (NASDAQ: RNOW) provides organizations with industry-leading on demand CRM solutions to build customer-focused businesses. RightNow’s acclaimed technology, comprehensive services and commitment to customer success deliver high returns on investment for its customers.  More than 1,400 organizations worldwide use RightNow solutions including British Airways, British Telecom, Cisco Systems, Continental Tire North America, John Deere, Nikon and the Social Security Administration.  Founded in 1997, RightNow is headquartered in Bozeman, Montana, with additional offices in North America, Europe and Asia. For further information, please visit www.rightnow.com.

RightNow is a registered trademark of RightNow Technologies, Inc. NASDAQ is a registered trademark of the NASDAQ Stock Market.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change.  Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with our business model; our ability to develop or acquire, and gain market acceptance for new products, including our new sales and marketing and voice automation products, in a cost-effective and timely manner; the gain or loss of key customers; competitive pressures; our ability to expand operations; fluctuations in our operating results due to changes in our mix of revenues, and our rate of growth; interruptions or delays in our hosting operations, breaches of our security measures; our ability to protect our intellectual property from infringement, and to avoid infringing the intellectual property rights of third parties; and our ability to expand, retain and motivate our employees and manage our growth. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission.  The forward-looking statements in this release speak only as of the date they are made.  We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

FRNOW

RightNow Technologies, Inc.

Consolidated Balance Sheets

(In thousands) (Unaudited)

	Sep 30, 2005	Dec 31, 2004
Assets
Cash and cash equivalents	$39,594	$18,944
Short-term investments	20,883	31,188
Accounts receivable	21,968	16,939
Term receivables, current	14,105	10,090
Allowance for doubtful accounts	(1,960)	(1,581)
Net receivables	34,113	25,448
Prepaid expenses	1,771	1,255
Total current assets	96,361	76,835

Property and equipment, net	5,597	4,393
Term receivables, non-current	10,801	5,756
Intangible assets, net	1,631	1,113
Other	261	212

Total Assets	$114,651	$88,309

Liabilities and Stockholders’ Equity
Accounts payable	$2,018	$1,720
Commissions and bonuses payable	3,344	2,648
Other accrued liabilities	5,617	3,715
Current portion of long-term debt	29	—
Current portion of deferred revenue	45,694	36,020
Total current liabilities	56,702	44,103

Long-term debt, net of current portion	125	—
Deferred revenue, net of current portion	18,058	13,105

Stockholders’ equity:
Common stock	31	29
Warrants	107	291
Additional paid-in capital	76,339	72,367
Accumulated other comprehensive income (loss)	(433)	(605)
Accumulated deficit	(36,278)	(40,981)
Total stockholders’ equity	39,766	31,101

Total Liabilities and Stockholders’ Equity	$114,651	$88,309

RightNow Technologies, Inc.

Consolidated Operating Statements

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue:
Software, hosting and support	$18,005	$12,976	$48,743	$35,405
Professional services	5,149	3,450	13,831	8,640
Total revenue	23,154	16,426	62,574	44,045

Cost of revenue:
Software, hosting and support	2,253	1,729	6,593	4,944
Professional services	3,026	1,979	8,601	4,862
Total cost of revenue	5,279	3,708	15,194	9,806

Gross profit	17,875	12,718	47,380	34,239

Operating expenses:
Sales and marketing	11,248	8,055	31,262	22,940
Research and development	2,937	2,028	7,524	5,640
General and administrative	1,627	1,164	4,623	3,333
Total operating expenses	15,812	11,247	43,409	31,913

Income from operations	2,063	1,471	3,971	2,326

Interest and other income (expense), net	440	30	1,063	(80)

Income before income taxes	2,503	1,501	5,034	2,246
Provision for income taxes	(160)	(61)	(331)	(92)
Net income	$2,343	$1,440	$4,703	$2,154

Net income per share:
Basic	$0.08	$0.06	$0.16	$0.12
Diluted	$0.07	$0.05	$0.14	$0.08

Shares used in the computation:
Basic	30,802	23,734	30,287	17,963
Diluted	33,667	30,671	33,541	27,519

RightNow Technologies, Inc.

Consolidated Statements of Cash Flows

(In thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Operating activities:
Net income	$2,343	$1,440	$4,703	$2,154
Non-cash adjustments:
Depreciation and amortization	892	746	2,462	2,081
Provision for losses on accounts receivable	216	349	260	551
Deferred income taxes	94	—	218	—
Changes in operating accounts:
Receivables	(6,072)	(5,366)	(14,340)	(11,094)
Prepaid expenses	(609)	(344)	(586)	(1,141)
Accounts payable	(373)	217	405	367
Commissions and bonuses payable	807	102	732	598
Other accrued liabilities	1,444	315	2,023	1,183
Deferred revenue	6,523	3,694	15,283	9,217
Other	(17)	(90)	(109)	(498)
Cash provided by operating activities	5,248	1,063	11,051	3,418

Investing activities:
Net change in short-term investments	3,298	(25,943)	10,303	(25,943)
Acquisition of property and equipment	(1,124)	(1,004)	(3,272)	(2,623)
Acquisition of intangible assets	(23)	(95)	(1,035)	(501)
Other	8	—	8	1
Cash provided (used) by investing activities	2,159	(27,042)	6,004	(29,066)

Financing activities:
Proceeds from long-term debt	162	—	162	1,675
Proceeds from issuance of common stock:
Initial public offering, less offering costs	—	41,462	—	40,687
Employee stock options and stock purchase plan	1,767	105	3,572	306
Repurchase of common stock	—	—	—	(2)
Payments on long-term debt	(8)	(2,713)	(8)	(3,573)
Cash provided by financing activities	1,921	38,854	3,726	39,093

Effect of foreign exchange rates on cash and cash equivalents	(26)	19	(131)	1

Increase (decrease) in cash and cash equivalents	9,302	12,894	20,650	13,446

Cash and cash equivalents at beginning of period	30,292	8,912	18,944	8,360
Cash and cash equivalents at end of period	$39,594	$21,806	$39,594	$21,806